Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
November 3, 2003
News Media
Timothy Sargeant (202) 624-6043 (Office)
(202) 825-7051 (Pager)

Financial Community
Melissa E. Adams (202) 624-6410 (Office)

WGL HOLDINGS, INC. REPORTS
RECORD FISCAL YEAR 2003 EARNINGS AND
IMPROVED FOURTH QUARTER RESULTS

     WGL Holdings, Inc. (NYSE: WGL) (the Company), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported record net income of $112.3 million, or $2.30 per share, for the fiscal year ended September 30, 2003. Net income for fiscal year 2003 more than doubled net income for fiscal year 2002 of $39.1 million, or $0.80 per share. For the fourth quarter of fiscal year 2003, the Company reported a net loss of $17.6 million, or $0.36 per share, an improvement of $5.1 million, or $0.11 per share, over the net loss of $22.7 million, or $0.47 per share, for the same period last year. The Company typically reports a net loss for quarters ended September 30 due to the seasonal nature of its utility business and the corresponding reduced demand for natural gas during these periods. Basic earnings per share were not materially different from diluted earnings per share. Unless otherwise noted, earnings (or loss) per share amounts are presented in this news release on a diluted basis and are based on weighted average common and common equivalent shares outstanding.

     Commenting on the 2003 fiscal year results, WGL Holdings’ Chairman and CEO James H. DeGraffenreidt, Jr. said, “We’re pleased to report a substantial improvement over last year’s results. Record earnings for fiscal year 2003 were driven by our core regulated utility business which benefited from a combination of colder weather, new retail rates, customer growth and success from our commitment to continuous improvements. Overall, we continued to build upon our foundation for sustainable, long-term growth by strengthening the performance of our utility and unregulated businesses.”

Summary Results

     The Company’s utility operations are weather sensitive, with a significant portion of revenue coming from deliveries of natural gas to residential and commercial heating customers during the winter months. For the fiscal year ended September 30, 2003, the utility segment reported net income of $109.0 million, or $2.24 per share, an increase of $57.3 million, or $1.18 per share, over fiscal year 2002. This significant improvement primarily reflects 38 percent colder weather as compared to the prior fiscal year, an increase in the number of customers, the effect of higher customer rates for both Maryland and Virginia, and a new rate design in the District of Columbia

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, D.C. 20080 • www.wglholdings.com that enables a greater recovery of fixed charges in the summer months of the year. Results for the current fiscal year also reflect an adjustment to income taxes that added $2.7 million to income, or $0.06 per share, and a gain of $2.5 million, or $0.05 per share, related to the sale of the Company’s headquarters property located in downtown Washington, D.C. Results for fiscal year 2002 included a loss of $1.7 million, or $0.04 per share, associated with a transaction with a bankrupt energy trader. Although our emphasis on process improvements to control costs has been successful, the Company’s earnings improvement was tempered by increased operation and maintenance costs and depreciation expense.

     The Company’s non-utility operations, which include the business segments of retail energy-marketing and commercial heating, ventilating and air conditioning (HVAC), reported net income of $3.3 million, or $0.06 per share, for fiscal year 2003, as compared to a net loss of $12.6 million, or $0.26 per share, for the prior fiscal year. This improvement is primarily attributable to after-tax charges included in the prior fiscal year totaling $18.0 million, or $0.37 per share, associated with the Company’s former co-investment in a residential HVAC business, and a consumer finance business that is no longer making new loans. Additionally, operating results for the current fiscal year reflect reduced income taxes of $2.1 million, or $0.04 per share, due to the realization of tax benefits of capital loss carryforwards, as well as an after-tax gain of $926,000, or $0.02 per share, resulting from the Company’s sale of its interest in a land development venture. Partially offsetting the favorable year-over-year comparisons were lower operating results of the Company’s retail energy-marketing and commercial HVAC businesses that together declined $6.4 million, or $0.13 per share, from fiscal year 2002.

     For the fourth quarter of fiscal year 2003, the utility segment reported a seasonal net loss of $16.6 million, or $0.34 per share, an improvement of $5.6 million, or $0.12 per share, over the same quarter in fiscal year 2002. This improvement primarily reflects the effect of higher retail rates in both Maryland and Virginia, and the previously described new rate design in the District of Columbia. Weather, as measured by heating degree days, was not a significant driver of operating results for the fourth quarter of fiscal year 2003 as compared to the same period of the prior fiscal year.

     The Company’s non-utility operations reported a net loss of $984,000, or $0.02 per share, for the fourth quarter of fiscal year 2003, as compared to a net loss of $423,000, or $0.01 per share, reported for the same quarter of the prior year. The increased loss is attributable to adjustments in the fourth quarter of fiscal year 2002 related to the Company’s former residential HVAC business that added after-tax income of $2.4 million, or $0.05 per share, to the 2002 fourth quarter results, largely offset by a reduced net loss in the 2003 fourth quarter associated with the Company’s other non-utility activities. Operating results for the Company’s retail energy-marketing and commercial HVAC businesses, on a combined basis, remained relatively unchanged from the comparable 2002 fourth quarter, reflecting a slight improvement in the retail energy-marketing segment that was offset by a reduction in the commercial HVAC segment.

Fiscal Year Ended September 30, 2003

     Utility Operations
     The utility segment’s net income of $109.0 million, or $2.24 per share, for the 2003 fiscal year increased $57.3 million, or $1.18 per share, over the prior fiscal year. The significant improvement primarily reflects an increase in total gas deliveries to firm customers that grew 335 million therms, or 32 percent, to nearly 1.4 billion therms during fiscal year 2003. Driving this increase in therm deliveries was 38 percent colder weather than in the prior fiscal year, and customer growth. Weather was 20 percent colder than normal for the current fiscal year, as compared to 13 percent warmer than normal for the 2002 fiscal year. The colder-than-normal weather for the current fiscal year enhanced earnings per share by an estimated $0.51.

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, D.C. 20080 • www.wglholdings.com

     New retail rates put into effect in Maryland on September 30, 2002, and in Virginia on November 12, 2002, as well as the impact of the new rate design in the District of Columbia as previously discussed, also improved fiscal year 2003 earnings. The Virginia rate increase is subject to refund pending a final rate order by the State Corporation Commission of Virginia (SCC of VA). The Company’s financial results for fiscal year 2003 and the quarter ended September 30, 2003, reflect a provision for a rate refund to customers based on the difference between the amount the Company has collected in rates subject to refund and the amount it expects to recover based on a final rate order of the SCC of VA. A final Virginia rate order may be issued after the date of this earnings release but prior to the date on which the Company will file its Annual Report on Form 10-K for the fiscal year ended September 30, 2003, with the Securities and Exchange Commission (SEC). If such an event occurs, and if the outcome in the final rate order is materially less than the effect of the outcome anticipated by management and reflected in the Company’s financial results for fiscal year 2003 included in this release, then the Company will re-release its financial results for fiscal year 2003 and the quarter ended September 30, 2003, prior to filing its Form 10-K with the SEC. To the extent an order of the SCC of VA results in a reduction in the provision for a rate refund to customers, the Company will not re-release its financial results for fiscal year 2003 or the quarter ended September 30, 2003, but will reflect such adjustments to the provision in its financial results for the first quarter of the 2004 fiscal year that ends on December 31, 2003, in accordance with generally accepted accounting principles. The circumstances described in this paragraph related to the final rate order of the SCC of VA also could apply to an order of the Public Service Commission of the District of Columbia issued before the Company files its Form 10-K for matters recorded in the financial statements as of and for the quarter and year ended September 30, 2003.

     Increased earnings for the utility segment also reflect an adjustment to income taxes in the first quarter of fiscal year 2003 that improved net income by $2.7 million, or $0.06 per share, coupled with the sale in the second quarter of fiscal year 2003 of the Company’s Washington, D.C. headquarters property that resulted in an after-tax gain of $2.5 million, or $0.05 per share. Tempering these earnings improvements were higher labor and benefit costs, depreciation expense levels and increased expenses associated with uncollectible accounts. The 2002 fiscal year included an after-tax loss of $1.7 million, or $0.04 per share, associated with a transaction with a bankrupt energy trader.

     Non-Utility Operations
     Total net income for the Company’s non-utility operations for fiscal year 2003 of $3.3 million, or $0.06 per share, represented a significant improvement of $15.9 million, or $0.32 per share, over the prior fiscal year. Charges recorded in fiscal year 2002, for which there were not similar charges in fiscal year 2003, favorably affected year-over-year comparisons. These charges included a $5.1 million, or $0.11 per share, after-tax loan loss provision associated with a consumer finance business. This business has stopped issuing new loans, and is expected to fully amortize its loan portfolio by 2005. Additional charges included in fiscal year 2002 were a $3.5 million, or $0.07 per share, after-tax operating loss and a $9.4 million, or $0.19 per share, after-tax impairment provision associated with the Company’s former equity co-investment in a residential HVAC business. The Company terminated its co-investment in the residential HVAC business pursuant to a restructuring agreement that was executed during the fourth quarter of fiscal year 2002. There was no impact on fiscal year 2003 net income from this venture. Also contributing to the improved non-utility operating results were reduced income taxes in the third quarter of fiscal year 2003 of $2.1 million, or $0.04 per share, resulting from the realization of tax benefits of capital loss carryforwards, as well as an after-tax gain of $926,000, or $0.02 per share, resulting from the Company’s sale in the first quarter of fiscal year 2003 of its interest in a land development venture.

     Net income for the retail energy-marketing segment was $3.7 million, or $0.08 per share, for fiscal year 2003, as compared to $5.0 million, or $0.10 per share, in fiscal year 2002. Gross margins from the sale of natural gas improved in 2003 despite the impact of a rapid rise in natural

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, D.C. 20080 • www.wglholdings.com gas costs in the second quarter of the current fiscal year due to a 17 percent increase in therms sold. Gross margins from electricity sales increased due to a 16 percent increase in volumes sold and a 29 percent higher gross margin per kilowatt-hour. The energy-marketing business, Washington Gas Energy Services (WGES), continued to service its electric customers despite the July 2003 bankruptcy filing of its electric supplier, Mirant Americas Energy Marketing L.P., an indirect wholly-owned subsidiary of Mirant Corporation (Mirant). Mirant has continued to honor its supply obligations to WGES. WGES and Mirant have signed a post-bankruptcy petition contract that enables WGES to renew expiring contracts with its current electric customers.

     Fiscal year earnings for the retail energy-marketing segment were negatively affected by $0.7 million, after taxes, of higher administrative fees in fiscal year 2003 that were assessed by the Public Service Commissions (PSC) in Maryland and the District of Columbia. The assessment by the PSC of the District of Columbia constituted a new annual charge for energy-marketing businesses. The commercial HVAC business reported a net loss of $1.2 million, or $0.03 per share, for fiscal year 2003, as compared to net income of $4.0 million, or $0.08 per share, for the prior fiscal year, due to reduced revenues and lower gross margins.

Quarter Ended September 30, 2003

     Utility Operations
     The utility segment’s seasonal net loss of $16.6 million, or $0.34 per share, for the fourth quarter of fiscal year 2003 represented an improvement of 25 percent over the same quarter last year. The year-over-year improvement primarily reflects the new customer rates that went into effect in Maryland on September 30, 2002, in Virginia on November 12, 2002, and the impact of the new rate design in the District of Columbia as previously discussed. Adding to these improvements were lower operation and maintenance expenses, most notably lower expenses associated with uncollectible accounts. Tempering this improvement was higher depreciation expense for the 2003 fourth quarter as compared to the same quarter in fiscal year 2002.

     Non-Utility Operations
     The Company’s non-utility operations reported a combined net loss of $984,000, or $0.02 per share, for the fourth quarter of fiscal year 2003, an increased loss of $561,000, or $0.01 per share, from the comparable quarter of the prior year. The increased loss is attributable to adjustments in the fourth quarter of fiscal year 2002 related to the Company’s former residential HVAC business that added after-tax income of $2.4 million, or $0.05 per share, to 2002 fourth quarter results, largely offset by a reduced net loss in the 2003 fourth quarter associated with the Company’s other non-utility activities.

     The Company’s retail energy-marketing segment reported net income of $846,000, or $0.02 per share, for the fourth quarter of fiscal year 2003, an improvement of $674,000, or $0.02 per share, over the same quarter of fiscal year 2002. This improvement in earnings was primarily attributable to higher gross margins from natural gas and electricity sales. Partially offsetting the increase in gross margins for this segment were higher charges of $580,000, after income taxes, in the fourth quarter of fiscal year 2003 for administrative fees that were assessed to the energy-marketing segment by the PSCs in the District of Columbia and Maryland. The Company’s commercial HVAC segment reported a net loss for the current quarter of $237,000, or $0.01 per share, down from net income of $447,000, or $0.01 per share, for the comparable 2002 quarter, principally reflecting reduced revenues and lower gross margins.

     Other Event
     On October 31, 2003, the PSC of Maryland (PSC of MD) issued an Order in response to the Proposed Order of Hearing Examiner issued on September 11, 2003. The Order by the PSC of MD relates to an application filed by Washington Gas on March 31,2003, to increase base rates. The Order of the PSC of MD granted a $2.9 million increase in annual revenues based on an

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, D.C. 20080 • www.wglholdings.com overall rate of return of 8.61 percent and a return on common equity of 10.75 percent. The Order provides for an update of rates to reflect the outcome of a separate proceeding to determine new depreciation rates to be applied by Washington Gas to its fixed asset balances. The PSC of MD did not adopt the proposed Incentive Rate Plan of Washington Gas, but did approve the collection of the revenue increase largely through increases in the regulated utility’s fixed monthly charges to customers.

     Other Information
     The Company will hold a conference call at 10:30 a.m. Eastern time on Monday, November 3, 2003, to discuss its fourth quarter and year-end financial results. The live conference call will be available to the public via a link located on the WGL Holdings Web site, www.wglholdings.com. To hear the live broadcast, click on the Live Webcast icon located on the home page of the referenced site. The Webcast will be archived for replay on the WGL Holdings Web site through December 3, 2003.

     The Company announced that it will webcast its 2003 Analysts Conference from approximately 8:30 a.m. until 2:30 p.m. Eastern time on Friday, November 7, 2003. At the event, executives of WGL Holdings and the Company’s subsidiaries will discuss the Company’s utility and unregulated businesses, financial results and outlook for fiscal year 2004. A live audiocast of the event will be available to the public via a link on the Company’s Web site. To hear the live broadcast and access the conference presentations, click on the Analysts Conference Webcast icon located on the home page of the referenced site. The audiocast will be archived for replay on the WGL Holdings Web site for 30 days.

     Headquartered in Washington, D.C., WGL Holdings, Inc. is the parent company of Washington Gas Light Company, a natural gas utility that serves approximately 960,000 customers throughout metropolitan Washington, D.C., and the surrounding region. In addition, it holds a group of energy-related retail businesses that focuses primarily on retail energy-marketing and commercial HVAC services.

     Additional information about WGL Holdings is available on its Web site, www.wglholdings.com.

Note: This news release and other statements by the Company may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although the Company believes such forward-looking statements are based on reasonable assumptions, it cannot give assurance that every objective will be reached. Forward-looking statements speak only as of today, and the Company assumes no duty to update them.

     In addition to the factors previously disclosed in the Company’s filings with the Securities and Exchange Commission, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: variations in weather conditions from normal levels; changes in economic, competitive, political and regulatory conditions and developments; changes in capital and energy commodity market conditions; changes in relevant laws and regulations, including tax, environmental and employment laws and regulations; legislative, regulatory and judicial mandates and decisions; timing and success of business and product development efforts; technological improvements; the pace of deregulation efforts and the availability of other competitive alternatives; and other uncertainties. For a further discussion of the risks and uncertainties, see the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission.

(Please see the following comparative statements for additional information.)

WGL Holdings, Inc. • 101 Constitution Avenue, N.W. • Washington, D.C. 20080 • www.wglholdings.com

WGL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

(Thousands, except per share data)	2003	2002	2003	2002

UTILITY OPERATIONS
Operating Revenues	$103,456	$115,385	$1,301,057	$925,131
Less: Cost of gas	35,723	60,577	696,561	459,149
Revenue taxes	7,215	4,665	40,465	27,549

Utility Net Revenues	60,518	50,143	564,031	438,433

Other Operating Expenses
Operation and maintenance	51,201	54,048	216,255	205,061
Depreciation and amortization	21,430	18,486	83,549	72,921
General taxes	7,051	7,376	37,841	34,328
Income tax expense (benefit)	(13,992)	(20,107)	68,633	28,702

Utility Other Operating Expenses	65,690	59,803	406,278	341,012

Utility Operating Income (Loss)	(5,172)	(9,660)	157,753	97,421
NON-UTILITY OPERATIONS
Operating Revenues
Retail energy-marketing	166,409	158,325	726,231	595,866
Heating, ventilating and air conditioning (HVAC)	9,921	14,626	35,521	61,887
Other non-utility activities	214	359	1,439	1,918
Operating Expenses
Non-utility operating expenses	(176,758)	(173,978)	(761,540)	(654,573)
Equity loss in 50%-owned residential HVAC investment	—	2,471	—	(5,402)
Residential HVAC impairment	—	—	—	(9,431)
Income tax expense	(751)	(1,784)	(168)	(1,725)

Non-Utility Operating Income (Loss)	(965)	19	1,483	(11,460)
Total Operating Income (Loss)	(6,137)	(9,641)	159,236	85,961
Other Income (Expenses) — Net	310	(1,297)	807	357

INCOME (LOSS) BEFORE INTEREST EXPENSE	(5,827)	(10,938)	160,043	86,318
Interest expense	11,446	11,423	46,381	45,877
Dividends on Washington Gas preferred stock	330	330	1,320	1,320

NET INCOME (LOSS)	$(17,603)	$(22,691)	$112,342	$39,121

AVERAGE COMMON SHARES OUTSTANDING
Basic	48,603	48,565	48,587	48,563
Diluted	48,603	48,565	48,756	48,651
EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$(0.36)	$(0.47)	$2.31	$0.81
Diluted	$(0.36)	$(0.47)	$2.30	$0.80
NET INCOME (LOSS) APPLICABLE TO
COMMON STOCK —BY SEGMENT ($000):
Regulated utility	$(16,619)	$(22,268)	$109,036	$51,721
Non-utility operations:
Retail energy-marketing	846	172	3,745	4,967
HVAC:
Commercial	(237)	447	(1,184)	3,984
Residential — operating loss	—	2,403	—	(3,510)
Residential — impairment	—	—	—	(9,431)

Total major non-utility	609	3,022	2,561	(3,990)
Other, principally non-utility activities	(1,593)	(3,445)	745	(8,610)

Total non-utility	(984)	(423)	3,306	(12,600)

NET INCOME (LOSS)	$(17,603)	$(22,691)	$112,342	$39,121

WGL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,

(Thousands)	2003	2002

ASSETS
Property, Plant and Equipment
At original cost	$2,563,923	$2,481,810
Accumulated depreciation and amortization	(919,672)	(874,967)

	1,644,251	1,606,843

Current Assets
Cash and cash equivalents	4,470	2,529
Accounts receivable, net	181,177	180,144
Storage gas—at cost (first-in, first-out)	164,597	99,087
Other	58,641	59,071

	408,885	340,831
Deferred Charges and Other Assets	152,244	165,990

Total Assets	$2,205,380	$2,113,664

CAPITALIZATION AND LIABILITIES
Capitalization
Washington Gas Light Company preferred stock	$28,173	$28,173
Common shareholders’ equity	818,218	766,403
Long-term debt	620,650	667,951

	1,467,041	1,462,527

Current Liabilities
Notes payable and current maturities of long-term debt	194,842	133,261
Accounts payable	158,409	152,820
Other	48,823	51,430

	402,074	337,511
Deferred Credits	336,265	313,626

Total Capitalization and Liabilities	$2,205,380	$2,113,664

WGL HOLDINGS, INC.
OTHER INFORMATION
Consolidated Financial and Operating Statistics
(Unaudited)

COMMON STOCK DATA
	September 30, 2003	52 Week
	Closing Price	Price Range

	$27.58	$28.79-$21.94

	Earnings Per Share
	Twelve Months Ended September 30,
				Annualized
	2003	2002	P/E	Dividend	Yield

Basic	$2.31	$0.81	11.9	$1.28	4.6%
Diluted	$2.30	$0.80

FINANCIAL STATISTICS

	Twelve Months Ended

	September 30,	September 30,
	2003	2002

Return on Average Common Equity	14.2%	5.0%
Total Interest Coverage (times)	5.0	2.6
Book Value Per Share (end of period)	$16.83	$15.78
Common Shares Outstanding—end of period (thousands)	48,612	48,565

UTILITY GAS STATISTICS

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Operating Revenues (thousands )
Gas Sold and Delivered
Residential — Firm	$50,574	$51,079	$737,264	$517,798
Commercial and Industrial — Firm	16,910	19,409	239,907	163,235
Commercial and Industrial — Interruptible	1,781	1,195	10,326	6,944
Electric Generation	275	275	1,100	1,083

	69,540	71,958	988,597	689,060

Gas Delivered for Others
Firm	17,601	13,562	161,971	113,662
Interruptible	5,220	5,199	30,747	31,204
Electric Generation	106	374	412	693

	22,927	19,135	193,130	145,559

	92,467	91,093	1,181,727	834,619
Other	10,989	24,292	119,330	90,512

Total	$103,456	$115,385	$1,301,057	$925,131

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Gas Sales and Deliveries (thousands of therms)
Gas Sold and Delivered
Residential — Firm	29,091	36,625	648,809	509,243
Commercial and Industrial — Firm	16,481	21,308	239,628	193,917
Commercial and Industrial — Interruptible	1,937	1,847	12,163	10,646

	47,509	59,780	900,600	713,806

Gas Delivered for Others
Firm*	42,243	31,260	496,889	346,910
Interruptible	42,071	47,292	257,799	277,367
Electric Generation	15,086	104,021	67,245	169,210

	99,400	182,573	821,933	793,487

Total	146,909	242,353	1,722,533	1,507,293

WASHINGTON GAS ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	84,993	84,738	710,893	609,716
Number of Customers (end of period)	153,400	155,000	153,400	155,000
Electricity Sales
Electricity Sales (thousands of kWhs)	2,097,875	2,259,171	7,548,354	6,488,136
Number of Accounts (end of period)	76,000	66,000	76,000	66,000
UTILITY GAS PURCHASED EXPENSE
(excluding off system)	70.65 ¢	68.22 ¢	68.11 ¢	54.30 ¢
HEATING DEGREE DAYS Actual	13	1	4,550	3,304
Normal	17	17	3,799	3,814
Percent Colder (Warmer) than Normal	(23.5%)	(94.1%)	19.8%	(13.4%)
Number of Active Customer Meters (end of period)	959,922	939,291	959,922	939,291

*Excludes wholesale therm deliveries to an unaffiliated company.